Exhibit 99.1

CONSOL Energy Reports Net Loss of $11 million,
or ($0.05) per Diluted Share

PITTSBURGH (October 25, 2012) - CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern United States, reported a net loss for the quarter ended September 30, 2012 of $11 million, or ($0.05) per diluted share, compared to net income of $167 million, or $0.73 per diluted share from the year-earlier quarter. Adjusted EBITDA1, a non-GAAP financial measure, was $210 million for the quarter ended September 30, 2012, compared to $441 million in the year-earlier quarter.

The loss was due to a series of planned and unplanned idlings, as the company scaled back production to meet a weaker market, which will also have a residual impact during the fourth quarter. The one unplanned item was the previously announced collapse of two newly-installed conveyor belts that move coal from the Enlow Fork and Bailey mines to the Bailey Preparation Plant, all in Southwestern Pa. This incident caused a total of four longwalls to be idled for approximately three weeks, at which point one rebuilt conveyor belt was re-started. Production from these mines was at approximately 60% of normal for most of the remainder of the third quarter. The company's third quarter net income would have been an estimated $53 million higher, had the conveyor belt incident not occurred. This impact is before the receipt of any insurance proceeds and any other proceeds under the indemnity provisions of the construction contract. Much lower sales from the company's flagship low-vol Buchanan Mine also reduced third quarter profitability, as the company chose not to sell into a market that was experiencing an inventory de-stocking.

"CONSOL is serious about maintaining market discipline," commented J. Brett Harvey, chairman and CEO. "Our premium low-vol coal is a scarce resource. When temporary market imbalances occur as they did this quarter with our overseas customers, we choose to idle our mine rather than force tons into the market.  Our actions, as well as the actions of others, should enable the metallurgical coal market to come into balance faster. We have a strong balance sheet with a high level of liquidity, which allows us to exercise production discipline.”

The lower level of production impaired costs per ton. In the Coal Division across all of its tons, CONSOL Energy had 2012 third quarter fully-loaded costs of $55.84 per ton. This was an increase of $1.46 per ton from the year-earlier quarter. The company expects costs per ton to decrease as its mines return to more normal schedules.

Cash flow from operations in the quarter was $162 million, as compared to $457 million in the year-earlier quarter.  CONSOL continues to invest in its future, in both coal and gas, by investing $438 million in the 2012 third quarter on capital projects.  Some of these capital projects, such as the new BMX Mine, are a multi-year investment. Our plan is to complete the BMX Mine in early 2014 and then reassess the viability of additional coal expansion projects. CONSOL does not expect to invest in new expansion projects until coal markets improve.

After investing a projected $1.5 billion in coal and gas projects this year, the company expects to end 2012 with no cash on its balance sheet and nothing drawn against its revolving credit facilities.

“The return of Bailey and Enlow Fork mines to normal production at the beginning of the fourth quarter will certainly be helpful for CONSOL's earnings going forward,” continued Mr. Harvey. “Strengthening spot gas prices and a projected sequential increase in both coal and gas production will also be helpful. The steel market, though, remains challenging for all of the categories of our metallurgical coals."

The Buchanan Mine is expected to restart the week of November 5 with a five-day work week schedule, while Amonate is likely to remain idled for the remainder of 2012.

1The term "Adjusted EBITDA" is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

Coal Division Results:

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011	2012	2011

Beginning Inventory (millions of tons)	0.4	0.2	—	—	2.0	1.6
Coal Production (millions of tons)	0.8	1.4	0.7	1.0	10.1	12.1
Ending Inventory (millions of tons)	0.4	0.1	—	—	1.3	1.6
Sales - Company Produced (millions of tons)	0.8	1.5	0.7	1.0	10.7	12.2

Sales Per Ton	$135.66	$207.21	$67.76	$82.21	$62.11	$60.18

Beginning Inventory Cost Per Ton	$69.84	$66.09	$63.50	$—	$56.03	$56.92

Total Direct Costs Per Ton	$55.60	$39.28	$30.10	$36.19	$33.06	$30.92
Royalty/Production Taxes Per Ton	8.75	12.42	3.09	4.11	4.46	4.07
Direct Services to Operations Per Ton	6.83	4.46	7.26	7.33	5.06	5.44
Retirement and Disability Per Ton	8.64	7.58	3.89	5.43	4.04	4.70
DD&A Per Ton	11.29	6.74	7.38	7.22	6.70	6.22
Total Production Costs	$91.11	$70.48	$51.72	$60.28	$53.32	$51.35

Ending Inventory Cost Per Ton	$(87.32)	$(67.35)	$—	$—	$(51.55)	$(52.89)

Total Cost Per Ton Sold	$83.09	$70.08	$55.29	$60.28	$53.81	$51.95
Average Margin Per Ton Sold	$52.57	$137.13	$12.47	$21.93	$8.30	$8.23
Addback: DD&A Per Ton	$11.29	$6.74	$7.38	$7.22	$6.70	$6.22
Average Margin Per Ton, before DD&A	$63.86	$143.87	$19.85	$29.15	$15.00	$14.45
Cash Flow before Cap. Ex and DD&A ($MM)	$51	$216	$14	$29	$161	$176
Sales and production exclude CONSOL Energy's portion from equity affiliates. Direct Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses and gas well plugging costs. Direct Services to Operations Per Ton include items such as subsidence costs, direct administrative, selling expenses, permitting and compliance and asset retirement obligations. Retirement and Disability Per Ton Sold includes charges for pension, retiree medical and other employee related long-term liabilities. The treatment of general and administrative has changed; it has been removed from the costs shown in this table for both the current quarter and the year-earlier quarter. Management has decided to allocate G&A to the coal division and the gas division, but will no longer allocate G&A beyond that. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures.
The Coal Division results table on the previous page has been re-formatted in order to increase transparency. The realization line has been replaced with a sales line. Inventory adjustments, which had flowed through realizations, are now included in costs. A table containing the recast historic quarterly comparisons for each quarter since the first quarter of 2011 is available on our website.

Certain costs were excluded from the table. For the low-vol category in the just-ended quarter, $7 million of Buchanan's costs are not included. For the thermal category, $42 million of Bailey/Enlow Fork's costs are excluded.

Excluding the impacts of Buchanan and Bailey/Enlow, noted earlier, CONSOL Energy's coal production costs in the quarter ended September 30, 2012 were $55.84 per ton, or an increase of $1.46, or 3%, from the quarter ended September 30, 2011. The majority of the cost increase was volume related, as there were four additional weeks of longwall idling that lowered volumes during the quarter.

Coal production in the quarter consisted of 0.8 million tons of low-vol, 0.7 million tons of high-vol, and 10.1 million tons of thermal, for a total of 11.6 million tons. (Amonate production of 53,000 tons is included in the low-vol category.)
Of the thermal coal production, 9.3 million tons were from Northern Appalachia and 0.8 million tons were from Central Appalachia.
During the third quarter, thermal coal inventory decreased by 0.8 million tons, when compared to the quarter ended June 30, 2012.

Coal Marketing Update:

Low-Vol: Low-vol coal continues to be oversupplied in a world economy that has weakened in the last six months. Steel utilization rates remain weak in Europe and Brazil, which are CONSOL's natural export markets. Benchmark settlements between major steel producers and coal suppliers recently settled at prices that, when adjusted for transportation, were lower than expected. Fourth quarter sales estimates range between 0.5 and 0.7 million tons.

High-Vol: We expect shipments to China will return to normal levels once a draw down of their inventories is complete. We expect a recovery to occur in the second quarter of 2013 as global steel production improves.

U.S. Thermal: Warm summer temperatures and Northern Appalachia production issues coupled with production cutbacks in other basins have contributed to reduced inventories at utility stockpiles.  Additionally, the potential return of normal winter weather and the strengthening natural gas price are catalysts for improving domestic thermal markets.  CONSOL has 96% of it's Northern Appalachia coal sold for 2013 and has recently completed pricing for over 3.5 million tons of our Bailey thermal product at or in excess of $60 per ton.

Global Thermal: CONSOL expects to continue to sell thermal coal into European markets under contract.

Gas Division Results:

Coalbed Methane (CBM): Total production was 21.7 Bcf, a decrease of 7% from the 23.3 Bcf produced in the year-earlier quarter.

Marcellus Shale: Total production was 10.1 Bcf, an increase of 16% from the 8.7 Bcf produced in the year-earlier quarter. Last year's Marcellus Shale production contained 4.5 Bcf that was subsequently sold to Noble Energy and Antero Resources. On a consistent basis, the company's Marcellus Shale production increased by 140% from the year-earlier quarter.

Shallow: Total production was 7.0 Bcf, a decrease of 10% from the 7.8 Bcf produced in the year-earlier quarter. The company has been shifting rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

Other: Our other category had production of 0.6 Bcf, unchanged from 0.6 Bcf in the year-earlier quarter.

The table below summarizes the key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	September 30, 2012	September 30, 2011
Total Revenue and Other Income ($ MM)	$191.1	$203.6
Net Income	$7.2	$2.9
Net Cash from Operating Activities ($ MM)	$14.7	$130.9
Total Period Production (Bcf)	39.5	40.4
Average Daily Production (MMcf)	429	439.6
Capital Expenditures ($ MM)	$166.6	$215.8
Production results are net of royalties.

PRICE AND COST DATA PER MCF — Quarter-to-Quarter Comparison

The company experienced increased profitability within the Gas Division when compared with the quarter ended September 30, 2011. Unit gas margins decreased despite the improvement in unit costs, as realized unit gas prices fell by $0.73 per Mcf. Total unit gas costs declined, due in part to the continued emphasis on low cost Marcellus Shale drilling, where the company has been drilling longer laterals on multi-well pads. All-in unit costs in the Marcellus Shale were $2.95 per Mcf in the just-ended quarter, a decrease of $0.10 from the $3.05 per Mcf in the year-earlier quarter. Total gathering costs were impaired by $0.13 per Mcf primarily due to increased transportation costs.

	Quarter	Quarter
	Ended	Ended
	September 30, 2012	September 30, 2011
Average Sales Price	$4.19	$4.92
Costs - Production
Lifting	$0.57	$0.76
Ad Valorem, Severance and Other Taxes	$0.17	$0.15
DD&A	$1.12	$1.22
Total Production Costs	$1.86	$2.13

Costs - Gathering
Operating Costs	$0.65	$0.63
Transportation	$0.39	$0.26
DD&A	$0.20	$0.22
Total Gathering Costs	$1.24	$1.11

Gas Direct Administrative Selling & Other	$0.28	$0.36

Total Costs	$3.38	$3.60

Margin	$0.81	$1.32
Note: Costs − The line item "gas direct administrative, selling, & other" excludes general administration, incentive compensation, and other corporate expenses.

CONSOL Energy 2012 Production Guidance

CONSOL Energy expects its net gas production to be between 157 - 159 Bcf for the year. Fourth quarter gas production, net to CONSOL, is expected to be approximately 42.5 - 44.5 Bcf.

Total hedged gas production in the 2012 fourth quarter is 19.3 Bcf, at an average price of $5.25 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2012	2013	2014
Total Yearly Production (Bcf)	157-159	N/A	N/A
Volumes Hedged (Bcf),as of 10/11/12	76.9	65.4	55.0
Average Hedge Price ($/Mcf)	$5.25	$4.73	$4.95

COAL DIVISION GUIDANCE

	Q4 2012	2012	2013	2014
Estimated Coal Sales (millions of tons)	14.0	55.9	56.7	61.8
Est. Low-Vol Met Sales	0.6	3.4	3.9	4.9
Tonnage: Firm	0.6	3.4	1.1	—
Avg. Price: Sold (Firm)	$134.64	$141.72	$130.35	$—
Est. High-Vol Met Sales	0.5	3.4	2.7	4.8
Tonnage: Firm	0.5	3.4	0.3	0.3
Avg. Price: Sold (Firm)	$81.07	$65.46	$73.23	$75.53
Est. Thermal Sales	12.9	49.1	49.5	51.4
Tonnage: Firm	12.6	48.8	35.9	14.9
Avg. Price: Sold (Firm)	$61.21	$61.66	$60.63	$62.27
Note: While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. N/A means not available or not forecast. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. In the thermal sales category, the open tonnage includes two items: sold, but unpriced tons and collared tons. Collared tons in 2013 are 3.0 million tons, with a ceiling of $52.37 per ton and a floor of $47.37 per ton. Collared tons in 2014 are 7.0 million tons, with a ceiling of $55.90 per ton and a floor of $46.32 per ton. For 2013, when unpriced thermal tons are combined with collared tons, less than 2 million tons remains to be sold. Total Amonate estimated coal sales for Q4 2012 are 0.03 million tons. Calendar years 2012, 2013, and 2014 include 0.03, 0.6, and 0.7 million tons, respectively, from Amonate. The Amonate tons are not included in the category breakdowns.

Liquidity
Total company liquidity as of September 30, 2012 was $2.6 billion.
As of September 30, 2012, CONSOL Energy had $1.477 billion in total liquidity, which is comprised of $39.6 million of cash, $39.2 million available to be borrowed under the accounts receivable securitization facility, and $1,399.7 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy's credit facility has no borrowings. Outstanding letters of credit are $261.1 million.
As of September 30, 2012, CNX Gas Corporation had $1.121 billion in total liquidity, which is comprised of $191.4 million of cash and $929.8 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has no borrowings. Outstanding letters of credit are $70.2 million.
CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. It has 12 bituminous coal mining complexes in four states and reports proven and probable coal reserves of 4.5 billion tons. It is also a leading Eastern U.S. gas producer, with proved reserves of 3.5 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	September 30,
	2012	2011
Net Income	$(11,368)	$167,329

Add: Interest Expense	54,075	58,884
Less: Interest Income	(8,299)	(180)
Add: Income Taxes	(19,898)	33,093
Earnings Before Interest & Taxes (EBIT)	14,510	259,126

Add: Depreciation, Depletion & Amortization	153,877	159,750

Earnings Before Interest, Taxes and DD&A (EBITDA)	168,387	418,876

Adjustments:
Bailey Structural Incident	41,873	—
Noble Transaction	—	58,042
Antero Transaction	—	(41,208)
Bond Amendment Fees	—	14,907
Pipeline Right-of-Ways Issuance	—	(10,000)
Asset Abandonment - Mine 84	—	338
Total Pre-tax Adjustments	41,873	22,079

Adjusted Earnings Before Interest, Taxes and DD&A ( Adjusted EBITDA)	$210,260	$440,955
Note: Income tax effect of Total Pre-tax Adjustments was ($2,165) and ($7,436) for the three months ended September 30, 2012 and September 30, 2011, respectively.

Forward-Looking Statements
We are including the following cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this document are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in global economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; a significant or extended decline in prices we receive for our coal and natural gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and natural gas to market; a loss of our competitive position because of the competitive nature of the coal and natural gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and natural gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and natural gas operations; decreases in the availability of, an increase in the prices charged by third party contractors or, failure of third party contractors to provide quality services to us in a timely manner could impact our profitability; obtaining and renewing governmental permits and approvals for our coal and natural gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and natural gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; costs associated with perfecting title for coal or gas rights on some of our properties; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; our accruals for obligations for long-term employee benefits are based upon assumptions which, if inaccurate, could result in our being required to expend greater amounts than anticipated; due to our participation in an underfunded multi-employer pension plan, we have exposure under that plan that extends beyond what our obligation would be with respect to our employees and in the future we may have to make additional cash contributions to fund the pension plan or incur withdrawal liability; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the terms of our two significant existing gas joint ventures restrict our flexibility and actions taken by the other party in our gas joint ventures may impact our financial position; the anti-takeover effects of our rights plan could prevent a change of control; risks associated with our debt; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to find adequate water sources for use in gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in the 2011 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Dan Zajdel, at (724) 485-4169
Tyler Lewis, at (724) 485-3157
Media: Lynn Seay, at (724) 485-4065

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Sales—Outside	$1,084,041	$1,421,689	$3,584,805	$4,293,167
Sales—Gas Royalty Interests	12,968	17,083	34,707	52,191
Sales—Purchased Gas	953	1,155	2,443	3,297
Freight—Outside	27,430	59,871	126,195	156,311
Other Income	34,697	21,931	293,196	70,068
Total Revenue and Other Income	1,160,089	1,521,729	4,041,346	4,575,034
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	827,530	879,268	2,588,460	2,620,376
Gas Royalty Interests Costs	10,543	15,409	27,916	46,582
Purchased Gas Costs	737	398	2,123	2,850
Freight Expense	27,430	59,871	126,195	156,122
Selling, General and Administrative Expenses	36,681	46,692	109,412	130,311
Depreciation, Depletion and Amortization	153,877	159,750	463,048	466,612
Interest Expense	54,075	58,884	168,788	189,963
Taxes Other Than Income	80,587	85,790	256,543	265,121
Abandonment of Long-Lived Assets	—	338	—	115,817
Loss on Debt Extinguishment	—	—	—	16,090
Transaction and Financing Fees	—	14,907	—	14,907
Total Costs	1,191,460	1,321,307	3,742,485	4,024,751
(Loss) Earnings Before Income Taxes	(31,371)	200,422	298,861	550,283
Income Taxes (Benefit) Expense	(19,898)	33,093	60,428	113,421
Net (Loss) Income	(11,473)	167,329	238,433	436,862
Add: Net Loss Attributable to Noncontrolling Interest	105	—	134	—
Net (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(11,368)	$167,329	$238,567	$436,862
Earnings Per Share:
Basic	$(0.05)	$0.74	$1.05	$1.93
Dilutive	$(0.05)	$0.73	$1.04	$1.91
Weighted Average Number of Common Shares Outstanding:
Basic	227,654,395	226,744,011	227,491,284	226,582,226
Dilutive	227,654,395	229,163,537	229,191,870	229,002,863
Dividends Paid Per Share	$0.125	$0.100	$0.375	$0.300

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net (Loss) Income	$(11,473)	$167,329	$238,433	$436,862
Other Comprehensive (Loss) Income:
Treasury Rate Lock (Net of tax: $-, $-, $-, $59)	—	—	—	(96)
Actuarially Determined Long-Term Liability Adjustments
Change in Prior Service Cost (Net of tax: $-,$-, ($30,295),$-)	—	—	50,276	—
Amortization of Prior Service Cost (Net of tax: $5,232, $4,584,$15,016, $13,750)	(8,684)	(7,365)	(24,921)	(22,094)
Amortization of Net Loss (Net of tax: ($10,007), ($11,438), ($29,963), ($34,312))	16,605	18,379	49,725	55,135
Net (Decrease) Increase in the Value of Cash Flow Hedge (Net of tax: $4,161, ($38,790), ($51,716), ($59,912))	(6,459)	59,620	80,280	92,421
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $29,683, $13,292, $97,760, $36,746)	(47,809)	(20,974)	(153,597)	(56,719)

Other Comprehensive (Loss) Income	(46,347)	49,660	1,763	68,647

Comprehensive (Loss) Income	(57,820)	216,989	240,196	505,509

Add: Comprehensive Loss Attributable to Noncontrolling Interest	105	—	134	—

Comprehensive (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(57,715)	$216,989	$240,330	$505,509

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	September 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$230,958	$375,736
Accounts and Notes Receivable:
Trade	457,057	462,812
Notes Receivable	314,417	314,950
Other Receivables	86,282	105,708
Inventories	266,539	258,335
Deferred Income Taxes	172,212	141,083
Recoverable Income Taxes	12,132	—
Prepaid Expenses	170,927	239,353
Total Current Assets	1,710,524	1,897,977
Property, Plant and Equipment:
Property, Plant and Equipment	15,143,744	14,087,319
Less—Accumulated Depreciation, Depletion and Amortization	5,215,721	4,760,903
Total Property, Plant and Equipment—Net	9,928,023	9,326,416
Other Assets:
Deferred Income Taxes	446,530	507,724
Restricted Cash	20,372	22,148
Investment in Affiliates	213,708	182,036
Notes Receivable	1,460	300,492
Other	235,977	288,907
Total Other Assets	918,047	1,301,307
TOTAL ASSETS	$12,556,594	$12,525,700

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	(Unaudited)
	September 30, 2012	December 31, 2011
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$497,604	$522,003
Current Portion of Long-Term Debt	22,065	20,691
Accrued Income Taxes	—	75,633
Other Accrued Liabilities	814,033	770,070
Total Current Liabilities	1,333,702	1,388,397
Long-Term Debt:
Long-Term Debt	3,127,262	3,122,234
Capital Lease Obligations	51,747	55,189
Total Long-Term Debt	3,179,009	3,177,423
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,963,646	3,059,671
Pneumoconiosis Benefits	176,514	173,553
Mine Closing	443,986	406,712
Gas Well Closing	147,067	124,051
Workers’ Compensation	150,129	151,034
Salary Retirement	174,844	269,069
Reclamation	52,426	39,969
Other	138,327	124,936
Total Deferred Credits and Other Liabilities	4,246,939	4,348,995
TOTAL LIABILITIES	8,759,650	8,914,815
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,655,437 Issued and 227,620,682 Outstanding at September 30, 2012; 227,289,426 Issued and 226,056,212 Outstanding at December 31, 2011	2,278	2,273
Capital in Excess of Par Value	2,275,320	2,234,775
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	2,319,530	2,184,737
Accumulated Other Comprehensive Loss	(799,791)	(801,554)
Common Stock in Treasury, at Cost—34,755 Shares at September 30, 2012 and 233,214 Shares at December 31, 2011	(609)	(9,346)
Total CONSOL Energy Inc. Stockholders’ Equity	3,796,728	3,610,885
Noncontrolling Interest	216	—
TOTAL EQUITY	3,796,944	3,610,885
TOTAL LIABILITIES AND EQUITY	$12,556,594	$12,525,700

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2011	$2,273	$2,234,775	$2,184,737	$(801,554)	$(9,346)	$3,610,885	$—	$3,610,885
(Unaudited)
Net Income (Loss)	—	—	238,567	—	—	238,567	(134)	238,433
Other Comprehensive Income	—	—	—	1,763	—	1,763	—	1,763
Comprehensive Income (Loss)	—	—	238,567	1,763	—	240,330	(134)	240,196
Issuance of Common Stock	5	1,229	—	—	—	1,234	—	1,234
Issuance of Treasury Stock	—	—	(18,484)	—	8,737	(9,747)	—	(9,747)
Tax Cost From Stock-Based Compensation	—	893	—	—	—	893	—	893
Amortization of Stock-Based Compensation Awards	—	38,423	—	—	—	38,423	—	38,423
Net Change in Greenshale Energy Noncontrolling Interest	—	—	—	—	—	—	350	350
Dividends ($0.375 per share)	—	—	(85,290)	—	—	(85,290)	—	(85,290)
Balance at September 30, 2012	$2,278	$2,275,320	$2,319,530	$(799,791)	$(609)	$3,796,728	$216	$3,796,944

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating Activities:
Net (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(11,368)	$167,329	$238,567	$436,862
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	153,877	159,750	463,048	466,612
Abandonment of Long-Lived Assets	—	338	—	115,817
Stock-Based Compensation	11,488	11,508	38,423	37,083
(Gain) Loss on Sale of Assets	(276)	15,132	(190,257)	9,993
Loss on Extinguishment of Debt	—	—	—	16,090
Amortization of Mineral Leases	187	571	3,818	4,149
Deferred Income Taxes	(35,850)	(7,472)	(5,225)	120
Equity in Earnings of Affiliates	(7,573)	(8,677)	(22,676)	(19,989)
Changes in Operating Assets:
Accounts and Notes Receivable	(26,675)	885	13,359	(50,212)
Inventories	38,522	17,972	(8,204)	16,264
Prepaid Expenses	(21,071)	(24,290)	(1,362)	(611)
Changes in Other Assets	(19,565)	1,139	(8,961)	16,446
Changes in Operating Liabilities:
Accounts Payable	46,484	77,136	5,218	98,320
Other Operating Liabilities	54,563	43,198	(11,130)	66,589
Changes in Other Liabilities	(21,987)	(175)	1,469	29,432
Other	1,458	2,577	14,076	9,439
Net Cash Provided by Operating Activities	162,214	456,921	530,163	1,252,404
Investing Activities:
Capital Expenditures	(437,622)	(412,022)	(1,152,021)	(997,463)
Proceeds from Sales of Assets	331,713	687,811	583,942	695,291
Distributions From, net of (Investments In), Equity Affiliates	3,138	66,990	(18,701)	70,860
Net Cash (Used in) Provided by Investing Activities	(102,771)	342,779	(586,780)	(231,312)
Financing Activities:
Payments on Short-Term Borrowings	—	(260,750)	—	(284,000)
Payments on Miscellaneous Borrowings	(1,903)	(2,215)	(6,565)	(9,320)
Payments on Securitization Facility	—	(70,000)	—	(200,000)
Payments on Long Term Notes, including Redemption Premium	—	—	—	(265,785)
Proceeds from Issuance of Long-Term Notes	—	—	—	250,000
Tax Benefit from Stock-Based Compensation	970	853	2,578	5,034
Dividends Paid	(28,457)	(22,679)	(85,290)	(67,972)
Issuance of Common Stock	777	—	1,234	—
Issuance of Treasury Stock	—	1,207	109	6,219
Debt Issuance and Financing Fees	(79)	(112)	(227)	(15,539)
Net Cash Used in Financing Activities	(28,692)	(353,696)	(88,161)	(581,363)
Net Increase (Decrease) in Cash and Cash Equivalents	30,751	446,004	(144,778)	439,729
Cash and Cash Equivalents at Beginning of Period	200,207	26,519	375,736	32,794
Cash and Cash Equivalents at End of Period	$230,958	$472,523	$230,958	$472,523